Exhibit 99.1

Crown Media Holdings Announces Revenue Increase of 23%

for Second Quarter of 2004

___________________________________________

GREENWOOD VILLAGE, Colo. – August 9, 2004 - Crown Media Holdings, Inc. (NASDAQ: CRWN) today reported its operating results for the three and six months ended June 30, 2004.

Operating Highlights for the Quarter

•                  Revenue growth.  Crown Media’s net revenue in the second quarter of 2004 increased 23% to $55.8 million, from $45.4 million in the prior year’s second quarter. Advertising revenues for the quarter totaled $31.5 million, an increase of 33% from the second quarter of 2003.

•                  Subscriber increase.  Hallmark Channel subscribers increased 9% to 117.9 million worldwide as of June 30, 2004, from 108.6 million subscribers as of June 30, 2003.  The channel ended the quarter with 60.6 million subscribers in the United States and 57.3 million international subscribers across 122 countries.  Subscribers to our domestic channel increased 17%, and subscribers to our international channels increased 1% over the second quarter 2003.  As of the end of July, our domestic subscribers grew to 62 million, fueled by launches in several new markets.

•                  U.S. ratings success.  For the second quarter, Hallmark Channel ranked among the top 10 ad-supported cable networks in total day household rating and in the top 20 networks for prime time.  The channel delivered strong double-digit growth as compared to the second quarter of 2003 in household ratings for both total day and prime time, as well as in the delivery of adults and women, 25-54.  This success continues into the third quarter, with Hallmark Channel earning a record 1.0 household rating in prime time, moving the channel up to the twelfth highest ranked channel among all ad-supported cable networks in July.

•                  Sponsorship Solutions.  The company’s innovative approach to efficient advertising with reduced commercial time is generating record results.  The Long Shot, sponsored by Schering-Plough, generated a 1.8 household rating, and had the longest length of tune-in (29 minutes) as compared to any original movie on ad-supported cable networks to date in 2004.  The Parent Trap, sponsored by Kraft, generated a 2.1 household rating and also had the longest length of tune-in (34 minutes) and highest audience retention during commercial breaks (99%) as compared to any theatrical movie aired on cable to date in 2004.

•                  International growth.   Ratings in the U.K. continue to set records, with the Hallmark Channel delivering an excellent quarter, marked by outstanding performance in June.  Hallmark Channel is the sixth highest rated cable channel in the U.K. among adults in multi-channel homes.  The channel has made significant progress in other key countries, ranking in Hungary as the fifth most-watched cable channel and the most-watched international cable channel among adults in multi-channel homes.  In Poland, Hallmark Channel has moved up to the fifth most-watched cable and satellite channel, ahead of Discovery and Eurosport for the first time.

“We have just celebrated the third anniversary since Hallmark Channel was relaunched in the U.S.,” remarked David Evans, President and CEO of Crown Media, “and we have a lot to celebrate.  Over the past three years in the U.S., the channel has moved from 37th to 10th in total day ratings.  It has moved from 29th to 12th in prime time household ratings among all ad-supported networks.  We are ranked second in terms of growth in subscribers, and recorded our highest total day week and prime time week in the past year.  We are delivering original programming every month, which generates these record ratings, and earning consistently increasing advertising revenues.  Our performance in the second quarter takes us one step further as we continue this steady climb towards profitability.”

Financial Results

Historical financial information is provided in tables at the end of this release.

Operating Results

Crown Media reported revenue of $55.8 million for the second quarter of 2004, a 23% increase from $45.4 million for the second quarter of 2003. Subscriber fee revenue in the second quarter increased 13% to $20.2 million, from $17.9 million in the prior year’s quarter, as a result of the ending of free carriage periods for certain of our domestic distributors.  Advertising revenue increased 33% to $31.5 million during the quarter, from $23.7 million in the second quarter of 2003, reflecting increased distribution, an enhanced programming schedule, higher ratings for our channels and higher advertising rates, specifically in our domestic market.  Licensing fees for our film library increased to $4.1 million during the quarter, from $3.9 million in the prior year’s quarter.

Crown Media reported revenue of $114.2 million for the six months ended June 30, 2004, a 31% increase from $87.4 million during the same period of 2003. Subscriber fee revenue for the six months increased 19% to $40.2 million, from $33.9 million in the prior year’s period, as a result of the ending of free carriage periods for certain of our domestic distributors.  Advertising revenue increased 34% to $61.5 million for the six months ended June 30, 2004, from $46.0 million in the same period of 2003, reflecting increased distribution, an enhanced programming schedule, higher ratings for our channels and higher advertising rates, specifically in our domestic market. Licensing fees for our film library increased to $12.4 million for the six months, from $7.4 million in the prior year’s period.

For the second quarter of 2004, cost of services increased to $52.0 million from $50.3 million during the same quarter of 2003. Within cost of services, programming expenses increased 29% quarter over quarter to $31.0 million, because of the acquisition of programming for our domestic and United Kingdom channels.  For example, in September 2003, we added three series to our domestic programming schedule:  M*A*S*H, Matlock and Little House on the Prairie. For the three months ended June 30, 2004, amortization of film assets decreased to $5.5 million from $6.8 million during the same quarter of 2003 primarily due to a decrease in the internal use of our film assets. Subscriber acquisition fee expense was $6.1 million in the second quarter of 2004 versus $6.6 million in same period of 2003. Operating costs decreased 29% from $11.6 million to $8.3 million for the second quarter of 2004, primarily due to a decrease in bad debt expense. Selling, general and administrative expenses increased to $17.8 million for the three months ended June 30, 2004, from $12.3 million in the year earlier period primarily due to the recognition of compensation expense related to the Company’s restricted stock units of $3.5 million in 2004 compared to $317,000 in 2003.  Marketing expenses decreased to $8.2 million for the three months ended June 30, 2004, from $8.7 million in the year earlier period due the timing of marketing promotions.

For the six months ended June 30, 2004, cost of services increased to $110.6 million from $98.2 million during the same period of 2003. Within cost of services, programming expenses increased 28% period over period to $60.9 million, because of the acquisition of programming for our domestic and United Kingdom channels, as indicated above.  For the six months ended June 30, 2004, amortization of film assets increased to $15.5 million from $13.6 million during the same period of 2003 primarily due to higher sales. Subscriber acquisition fee expense was $12.0 million for the six months ended June 30, 2004, versus $12.6 million in same period of 2003. Operating costs decreased 10% from $22.1 million to $19.9 million for the six months ended June 30, 2004, primarily due to a decrease in bad debt expense. Selling, general and administrative expenses increased to $34.6 million for the six months ended June 30, 2004, from $26.5 million in the year earlier period primarily due to the recognition of expense related to the Company’s restricted stock units of $5.8 million in 2004 compared to $317,000 in 2003.  Marketing expenses decreased to $14.0 million for the six months ended June 30, 2004, from $14.2 million in the year earlier period.

Adjusted EBITDA loss totaled $6.4 million for the second quarter of 2004, compared to an Adjusted EBITDA loss of $9.8 million for the same period last year. Cash used in operating activities totaled $6.9 million for the second quarter of 2004 compared to $25.1 million for the same period last year. The net loss for the three month period ended June 30, 2004, totaled $40.6 million, or $0.39 per share, compared to $49.4 million, or $0.47 per share, in the second quarter of 2003.

Adjusted EBITDA loss totaled $9.4 million for the six months ended June 30, 2004, compared to an Adjusted EBITDA loss of $19.9 million for the same period last year. Cash used in operating activities totaled $26.7 million for the six months ended June 30, 2004 compared to $73.4 million for the same period last year. The net loss for the six month period ended June 30, 2004, totaled $82.1 million, or $0.79 per share, compared to $96.1 million, or $0.92 per share, in the prior year’s period.

Conference Call and Webcast to be Held August 9 at 11:00 a.m. ET

Crown Media Holdings’ management will conduct a conference call this morning at 11:00 a.m. Eastern Time to discuss the results of the second quarter of 2004.  Investors and interested parties may listen to the call via a live webcast accessible through the investor relations’ section of the Company’s web site at www.hallmarkchannel.com, or by dialing (888) 339-2688 (Domestic) or (617) 847-3007 (International) and requesting the “Crown Media Second Quarter Earnings” call.  For those listeners accessing the call through the Company’s website, please register and download audio software at the site at least 15 minutes prior to the start time.  The webcast will be archived on the site, while a telephone replay of the call is available for 7 days beginning at 1:00 p.m. Eastern Time, August 9, at 888-286-8010 or 617-801-6888 (international callers), using reservation number 27630378.

About Crown Media Holdings

Crown Media Holdings, Inc. (NASDAQ: CRWN) owns and operates cable television channels dedicated to high quality, broad appeal, entertainment programming.  The Company currently operates and distributes the Hallmark Channel in the U.S. and more than 120 countries.  The combined channels have 118 million subscribers worldwide.  Through its subsidiary, Crown Media Distribution, LLC, Crown also distributes award-winning titles from the Hallmark Entertainment Collection for exhibition in a variety of television media including video-on-demand and high definition television.  Significant investors in Crown Media Holdings include: Hallmark Entertainment Holdings, Inc., a subsidiary of Hallmark Cards, Incorporated, Liberty Media Corp., and J.P. Morgan Partners (BHCA), LP, each through their investments in Hallmark Entertainment Investments Co.; VISN Management Corp., a for-profit subsidiary of the National Interfaith Cable Coalition; and Hughes Electronics Corporation.

Forward-looking Statements

Statements contained in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections.  Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements.  Such risks and uncertainties include: competition for distribution of channels, viewers, advertisers, and the acquisition of programming; fluctuations in the availability of programming; fluctuations in demand for the programming Crown Media airs on its channels; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the Risk Factors stated in the Company’s 10-Q Report for the quarter ended March 31, 2004.  Crown Media Holdings is not undertaking any obligation to release publicly any updates to any forward looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Use of Adjusted EBITDA

Crown Media evaluates operating performance based on several factors, including Adjusted EBITDA. Our measure of Adjusted EBITDA differs from the normal definition of EBITDA (earnings before interest, taxes, depreciation and amortization) used by most companies. We defined Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, subscriber acquisition fee amortization and amortization of film assets. We believe Adjusted EBITDA is meaningful because it provides investors a means to evaluate the operating performance of our company on an ongoing basis using criteria that are used by other companies in our industry and investment bankers and analysts who track our industry. We believe that Adjusted EBITDA is a meaningful measure because it represents a transparent view of our recurring operating performance and allows our management and investors to readily view operating trends, perform analytical comparisons and benchmark our company to similar companies in our industry. Adjusted EBITDA is used by our management to monitor segment operations and to determine the allocation of resources to segments. Our credit facility also contains covenants that are based on an adjusted EBITDA measure. Consequently, management views Adjusted EBITDA as a critical measure of our operating performance to meet our debt covenants and monitors this measure closely. We disclose Adjusted EBITDA so that our investors can have some of the same information available to our management to evaluate their investment in our Company. We believe that Adjusted EBITDA provides an indication of the Company’s ability to generate cash flows from operating activities since the majority of our non-cash expenses are excluded from our calculation of Adjusted EBITDA. A significant portion of the Company’s cost structure relates to the amortization of film assets and subscriber acquisition costs, which are significant non-cash charges. The cash costs of acquiring film assets and adding subscribers are essentially discretionary expenditures. The adjusted EBITDA calculation allows the Company to assess how much is available to pay debt service and gives a further indication of how much remains to fund discretionary expenditures such as the acquisition of film assets or additional subscriber base. However, Adjusted EBITDA should be considered in addition to, not as a substitute for, historical operating income or loss, net loss, cash flow from operations and other measures of financial performance reported in accordance with accounting principles generally accepted in the United States.

Adjusted EBITDA differs significantly from cash flows from operating activities reflected in the consolidated statement of cash flows. Cash flow from operating activities is net of interest and taxes paid and is a more comprehensive determination of periodic income on a cash basis, exclusive of non-cash items of income and expenses such as depreciation and amortization. In contrast, Adjusted EBITDA is derived from accrual basis income and is not reduced for cash invested in working capital. Consequently, Adjusted EBITDA is not affected by the timing of receivable collections or when accrued expenses are paid. We are not aware of any uniform standards for determining EBITDA or our Adjusted EBITDA and believe presentations of EBITDA may not be calculated consistently by different entities in the same or similar businesses.

For additional information, please contact:

Mindy Tucker

IR Focus

914.725.8128

mindy@irfocusllc.com

Crown Media Holdings, Inc.

Selected Second Quarter Unaudited Financial Information
($ in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Subscriber fees	$20,193	$17,864	$40,152	$33,890
Advertising	31,053	23,321	60,708	45,330
Advertising by Hallmark Cards	444	350	794	700
Film asset license fees	4,087	3,865	12,434	7,404
Other revenue	63	23	85	57
Total revenues	55,840	45,423	114,173	87,381
Cost of services:
Affiliate programming	11,234	9,987	21,833	18,724
Non-affiliate programming	19,802	14,087	39,030	28,793
Amortization of film assets	5,484	6,809	15,466	13,586
Subscriber acquisition fee expense	6,091	6,610	12,032	12,606
Depreciation and amortization	1,183	1,186	2,366	2,371
Operating costs	8,253	11,591	19,863	22,083
Total cost of services	52,047	50,270	110,590	98,163
Selling, general & administrative expenses	17,801	12,285	34,609	26,450
Marketing expense	8,177	8,732	13,960	14,171
Reorganization recovery	(279)	—	(279)	—
Depreciation and amortization	2,317	2,648	4,730	5,071

Loss from operations	(24,223)	(28,512)	(49,437)	(56,474)
Guaranteed preferred beneficial interest accretion	—	(12,171)	—	(23,218)
Interest expense and other, net	(15,895)	(7,514)	(31,682)	(14,856)
Loss before income taxes	(40,118)	(48,197)	(81,119)	(94,548)
Income tax provision	(469)	(1,200)	(944)	(1,539)
Net loss	$(40,587)	$(49,397)	$(82,063)	$(96,087)
Net loss per share	$(0.39)	$(0.47)	$(0.79)	$(0.92)
Weighted average shares outstanding	104,533	104,465	104,533	104,465

Crown Media Holdings, Inc.

Unaudited Consolidated Balance Sheet Data
(In thousands)

	As of June 30,	As of December 31,
	2004	2003
	(unaudited)

ASSETS
Cash and cash equivalents	$9,510	$4,306
Accounts receivable, less allowance for doubtful accounts of $6,703 and $5,985, respectively	59,250	57,839
Program license fees - affiliates, net of accumulated amortization	31,299	27,127
Program license fees - non-affiliates, net of accumulated amortization	65,946	65,571
Subtitling and dubbing, net of accumulated amortization	2,723	2,827
Receivable from affiliate	11,873	12,083
Prepaid and other assets	15,885	15,209
Total current assets	196,486	184,962
Restricted cash	167	167
Accounts receivable, net of current portion	8,809	5,891
Program license fees - affiliates, net of current portion	42,633	47,748
Program license fees - non-affiliates, net of current portion	88,667	106,047
Subtitling and dubbing, net of current portion	1,324	2,020
Film assets, net of accumulated amortization	737,537	750,737
Subscriber acquisition fees, net of accumulated amortization	109,035	113,196
Property and equipment, net of accumulated depreciation	25,073	29,235
Goodwill	314,033	314,033
Debt issuance costs, net of accumulated amortization	5,671	6,478
Prepaid and other assets, net of current portion	1,173	1,196
Total assets	$1,530,608	$1,561,710

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Accounts payable and accrued liabilities	$30,577	$34,417
Subscriber acquisition fees payable	18,365	9,119
License fees payable to affiliates	44,931	30,671
License fees payable to non-affiliates	70,185	87,720
Payables to affiliates	11,759	7,827
Interest payable to HC Crown	4,222	2,655
Credit facility and interest payable	507	510
Capital lease obligation	1,626	1,559
Deferred revenue	3,174	2,163
Total current liabilities	185,346	176,641
Accrued liabilities, net of current portion	20,526	18,906
Subscriber acquisition fees payable, net of current portion	1,424	1,500
License fees payable to affiliates, net of current portion	60,229	60,229
License fees payable to non-affiliates, net of current portion	67,100	82,090
Line of credit payable to HC Crown	75,000	75,000
Payable to Hallmark Entertainment Holdings, Inc.	52,052	52,052
Payable to Hallmark Entertainment, Inc.	47,948	47,948
Senior unsecured note to HC Crown, including accrued interest	438,459	417,083
Credit facility, net of current portion	310,000	300,000
Capital lease obligation, net of current portion	6,900	7,731
Company obligated mandatorily redeemable preferred interest	10,152	9,079
Total liabilities	1,275,136	1,248,259
Commitments and contingencies
STOCKHOLDERS’ EQUITY
Class A common stock, $.01 par value; 200,000,000 shares authorized; 73,863,037 shares issued and outstanding as of December 31, 2003 and June 30, 2004	739	739
Class B common stock, $.01 par value; 120,000,000 shares authorized; 30,670,422 shares issued and outstanding as of December 31, 2003 and June 30, 2004	307	307
Paid-in capital	1,332,483	1,308,880
Accumulated other comprehensive income	2,494	2,013
Accumulated deficit	(1,080,551)	(998,488)
Total stockholders’ equity	255,472	313,451
Total liabilities and stockholders’ equity	$1,530,608	$1,561,710

Crown Media Holdings, Inc.

Selected Second Quarter Unaudited Financial Information
($ in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

Net loss	$(40,587)	$(49,397)	$(82,063)	$(96,087)
Amortization of film assets	5,484	6,809	15,466	13,586
Subscriber acquisition fee amortization	8,854	8,068	17,481	15,508
Depreciation and amortization	3,500	3,834	7,096	7,442
Guaranteed preferred beneficial interest expense	—	12,171	—	23,218
Interest expense and accretion	15,895	7,514	31,682	14,856
Income tax provision	469	1,200	944	1,539
Adjusted earnings before interest, taxes, depreciation and amortization	$(6,385)	$(9,801)	$(9,394)	$(19,938)

Restricted stock unit and stock-based compensation	3,469	320	5,808	323
Programming, subtitling and dubbing amortization	32,607	23,465	63,452	48,259
Provision for allowance for doubtful account	(1,328)	238	(11)	1,566
Changes in operating assets and liabilities:
Additions to program license fees	(18,537)	(20,698)	(44,680)	(65,813)
Additions to subscriber acquisition fees	(8,544)	(364)	(13,319)	(1,224)
Decrease in subscriber acquisition fees payable	7,557	(12,494)	9,796	(23,024)
Interest paid	(3,229)	(4,873)	(6,743)	(10,116)
Income taxes paid	(469)	(1,200)	(944)	(1,539)
Changes in other operating assets and liabilities, net of adjustments above	(12,014)	303	(30,639)	(1,941)
Net cash used in operating activities	$(6,873)	$(25,104)	$(26,674)	$(73,447)

Crown Media Holdings, Inc.

Selected Second Quarter Unaudited Financial Information
($ in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

Net cash used in operating activities	$(6,873)	$(25,104)	$(26,674)	$(73,447)
Net cash used in investing activities	(973)	(933)	(1,066)	(1,743)
Net cash provided by financing activities	8,918	27,092	32,840	83,192
Effect of exchange rate changes on cash	164	(50)	104	(51)
Net increase in cash and cash equivalents	1,236	1,005	5,204	7,951
Cash equivalents, beginning of period	8,274	7,281	4,306	335
Cash equivalents, end of period	$9,510	$8,286	$9,510	$8,286

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